Exhibit 10.12
Amendment
To the
The McGraw-Hill Companies, Inc. Management Severance Plan
     Effective as of January 1, 2010, The McGraw-Hill Companies, Inc. Management Severance Plan (“Management Plan”), amended and restated as of January 1, 2008, unless otherwise provided, is amended as set forth below:
     1. Section 3.01 Administration. Section 3.01 of the Plan is hereby deleted and replaced with the following:
Section 3.01 Administration. The Plan shall be administered by the Vice President, Employee Benefits of the Company (the “Plan Administrator”), who shall have full authority to construe and interpret the Plan, to establish, amend and rescind rules and regulations relating to the Plan, and to take all such actions and make all such determinations in connection with the Plan as he or she may deem necessary or desirable. Subject to Article VIII, decisions of the Plan Administrator shall be reviewable by the Executive Vice President, Human Resources (the “Appeal Reviewer”). Subject to Article VIII, the Appeal Reviewer shall also have the full authority to make, amend, interpret, and enforce all appropriate rules and regulations for the administration of the Plan and decide and resolve any and all questions, including interpretations of the Plan, as may arise in connection with the Plan. The Plan Administrator and the Appeal Reviewer shall each have the power to designate one or more persons as he or she may deem necessary or desirable in connection with the Plan, who need not be members of the Compensation Committee of the Board or employees of the Company, to serve or perform some or all of the functions of the Plan Administrator and Appeal Reviewer, respectively, on his or her behalf. Such person(s) shall have the same rights and authority as the Plan Administrator and Appeal Reviewer who appointed him or her would have had if acting directly. The Appeal Reviewer (or its delegate) is the named fiduciary for purposes of deciding any appeals of a claim denial pursuant to Article VIII.
     2. Section 3.02. Binding Effect of Decisions. The first sentence of Section 3.02 is hereby amended by adding the words “or Appeal Reviewer” after the words “Plan Administrator”.
     3. Section 3.03. Indemnification. The first sentence of Section 3.03 is hereby amended by adding the words “, Appeal Reviewer, and” immediately following the words “Plan Administrator,”.
     4. Section 8.02. Appeal of Denial. Section 8.02 is hereby amended by deleting the word “CEO” and replacing it with “Appeal Reviewer” in every instance therein.
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     Except as set forth herein, the Management Plan remains in full force and effect.